Exhibit 2.4

                          SHAREHOLDER ESCROW AGREEMENT
                                (Escrowed Shares)

         THIS SHAREHOLDER ESCROW AGREEMENT is made effective as of the 24th day of June, 2004, by and among Used Kar Parts, Inc., a Florida corporation ("Purchaser"), Sommer & Schneider LLP, as escrow agent (the "Escrow Agent"), and the several former shareholders of Xenomics, a California corporation ("Xenomics") identified on Schedule A attached hereto ("Shareholders").

                              W I T N E S S E T H:

         WHEREAS, pursuant a Securities Exchange Agreement (the "Exchange Agreement") dated effective as of the date hereof, among Purchaser, Xenomics and the Shareholders, Purchaser has acquired or will acquire all of the outstanding capital stock of Xenomics (the "Xenomics Acquisition").

         WHEREAS, in connection with the Xenomics Acquisition, the Shareholders, collectively, will receive 2,258,001 shares of Purchaser's common stock, par value $0.001 per share (the "Purchaser Shares") in exchange for their shares of Xenomics;

         WHEREAS, the Exchange Agreement provides that on the Closing Date (as defined in the Exchange Agreement), 300,000 Purchaser Shares issued to the Shareholders in exchange for their Xenomics shares (the "Escrowed Shares") shall be deposited in escrow, together with stock powers endorsed in blank (the "Escrow Deposit"), to be held and disposed of by the Escrow Agent as provided herein; and

         WHEREAS, Purchaser and the Shareholders wish to appoint the Escrow Agent to serve as the escrow agent hereunder, and the Escrow Agent is willing to do so upon the terms and conditions hereinafter set forth.

         NOW THEREFORE, it is agreed:

Section 1 APPOINTMENT OF ESCROW AGENT; CREATION OF ESCROW DEPOSIT

         1.1 Appointment of Escrow Agent. Purchaser and the Shareholders hereby appoint the Escrow Agent, and the Escrow Agent hereby agrees to act, as depository and administrator of the Escrow Deposit, upon the terms and conditions set forth below.

         1.2 Creation of Escrow Deposit. Promptly following the execution and delivery of this Agreement, Purchaser, pursuant to the Exchange Agreement, shall deliver to the Escrow Agent, for deposit into the Escrow Deposit, the Escrowed Shares and each Shareholder will deliver 5 duly executed guarantied stock powers for the transfer of Escrowed Shares to the Purchaser.

Section 2 DISPOSITION OF ESCROW DEPOSIT

         2.1 Term of Escrow Deposit.

         (a) The Escrowed Shares held in the Escrow Deposit shall be held by the Escrow Agent on the terms and subject to the conditions set forth herein and in the Exchange Agreement (but the Escrow Agent shall have no responsibility with respect to the Exchange Agreement other than to perform as provided in this Agreement) to satisfy the indemnification obligations of Xenomics and the Shareholders pursuant to the Exchange Agreement.

         (b) The Escrowed Shares held in the Escrow Deposit shall be held by the Escrow Agent on the terms and subject to the conditions set forth herein and in the Exchange Agreement until the first anniversary of the Closing Date or, if earlier, the date of the expiration in their entirety of the representations and warranties of Purchaser pursuant to Article 2 of the Exchange Agreement (either date referred to hereinafter as the "Expiration Date"). On the Expiration Date, the Escrow Agent shall release the remaining Escrow Deposit to Shareholders on a pro rata basis as required by Section 4.2 of the Exchange Agreement, subject in all cases to the terms and conditions set forth in Sections 2.7 and 2.8.

         (c) "Escrowed Shares" shall mean the shares of Purchaser's common stock delivered to the Escrow Agent under this Section 2 together with all shares or other securities, if any, received by the Escrow Agent as a dividend or distribution paid or made on or in respect of said shares of Purchaser's common stock or on or in respect of any other shares or securities so received by the Escrow Agent.

         2.2 Purchaser Indemnity Claims. Upon the occurrence of an event which Purchaser asserts constitutes an event for which Shareholders would be required to indemnify or make any payment to the Purchaser pursuant to the Exchange Agreement (a "Purchaser Indemnity Claim"), the Purchaser shall furnish notice of such event (the "Indemnity Notice") to the Shareholders and the Escrow Agent promptly (and in any event on or prior to the Expiration Date), setting forth the Purchaser's then good-faith estimate of the reasonably foreseeable maximum amount of the Purchaser Indemnity Claim. Upon final determination of the amount of the Purchaser Indemnity Claim, the Purchaser shall furnish an additional notice (the "Determination Notice") to the Shareholders and the Escrow Agent promptly, setting forth the final amount of the Purchaser Indemnity Claim and proof of such amount by documentary evidence.

         2.3 Purchaser Indemnity Claims Not Disputed by Shareholders. Upon delivery of the Indemnification Notice, Escrow Agent shall retain for transfer to the Purchaser, pro rata from each of the Shareholders that number of Escrowed Shares derived by dividing the amount of the Purchaser Indemnity Claim set forth in the Indemnity Notice by $1.25 or such other amount adequately reflecting any stock split, stock exchange, or stock dividend paid or made on or in respect of the Escrowed Shares after the Closing Date. If, within thirty (30) days after receipt of the Indemnity Notice or Determination Notice, the record holders of a majority of the Escrowed Shares (the "Majority Shareholders") do not give the notice provided for in Section 2.4, Escrow Holder shall transfer to Purchaser that number of Escrowed Shares derived by dividing the final amount of the

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Purchaser Indemnity Claim set forth in the Determination Notice by $1.25 or such other amount adequately reflecting any stock split, stock exchange, or stock dividend paid or made on or in respect of the Escrowed Shares after the Closing Date.

         2.4 Purchaser Indemnity Claims Disputed by Shareholders in Whole. If Majority Shareholders dispute either the Purchaser Indemnity Claim described in the Indemnity Notice or the final amount set forth in the Determination Notice, the Majority Shareholders shall, within thirty (30) days after receipt of the Indemnity Notice or Determination Notice, as the case may be, notify the Escrow Agent and the Purchaser of such dispute, setting forth the basis therefor in reasonable detail, based on its then good-faith belief. In the event Majority Shareholders dispute the entire Purchaser Indemnity Claim, the Escrow Agent shall not transfer any Escrowed Shares to Purchaser until the Escrow Agent receives a written agreement signed by the Majority Shareholders and Purchaser stating the amount to which the Purchaser is entitled in connection with such Purchaser Indemnity Claim, or a copy of a court order or judgment together with an opinion of counsel reasonably acceptable to the Escrow Agent to the effect that such order or judgment is a final order or judgment of a court of competent jurisdiction binding on Purchaser and the Shareholders from which no appeal may be taken or for which the time to appeal has expired (a "Final Judgment"), at which time the Escrow Agent shall transfer to the Purchaser the amount of Escrowed Shares derived by dividing the amount set forth in such agreement or Final Judgment by $1.25 or such other amount adequately reflecting any stock split, stock exchange, or stock dividend paid or made on or in respect of the Escrowed Shares after the Closing Date .

         2.5 Purchaser Indemnity Claims Disputed by Majority Shareholders in Part. In the event the Majority Shareholders dispute part of, but not all of, a Purchaser Indemnity Claim, the Escrow Agent shall transfer to the Purchaser, that number of Escrowed Shares attributable to that portion of the Purchaser Indemnity Claim which is not disputed by the Majority Shareholders up to the entire amount of the Escrowed Shares. The Escrow Agent shall not transfer any Escrowed Shares with respect to the balance of such Purchaser Indemnity Claim except in accordance with the procedures set forth in Section 2.4.

         2.6 Notice to Withhold on the Expiration Date. On or prior to the Expiration Date, the Purchaser shall furnish notice (the "Withholding Notice") to the Escrow Agent and Shareholders of the number of Escrowed Shares to be retained on account of Purchaser Indemnity Claims for which an Indemnity Notice, but no Determination Notice has been provided pursuant to Section 2.2, or for which an Indemnity Notice and a Determination Notice has been provided pursuant to Section 2.2, but either notice has been disputed by the Majority Shareholder in full or in part pursuant to Section 2.4 (the "Withholding Shares"). The Withholding Notice shall contain the information specified in Section 2.2 to the extent it requires supplementation or change based on the Purchaser's knowledge on the notice date. Upon the receipt by the Escrow Agent of the Withholding Notice, the Escrow Agent shall retain the Withholding Shares. In the event the Purchaser does not timely provide the Withholding Notice, any remaining Escrowed Shares shall be distributed by the Escrow Agent to Shareholders in accordance with, and to the extent provided in, Section 2.7.

         2.7 Distribution of the Escrow Deposit. As soon as practicable following the Expiration Date, any Escrowed Shares as shall remain in the Escrow Deposit after deduction of Escrowed Shares pursuant to the provisions of

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Sections 2.3 and 2.5 hereof, and after deduction of Withholding Shares, if any, shall be released from the provisions of this Agreement and distributed promptly by the Escrow Agent to the Shareholders, pro rata.

         2.8 Retention of Withholding Shares After Expiration Date. Upon receipt of the Withholding Notice, the Escrow Agent shall continue to hold after the Expiration Date, the Withholding Shares until such time as the Escrow Agent receives a written agreement signed by the Majority Shareholders and Purchaser stating the number of Withholding Shares, if any, to which the Purchaser is entitled in connection with any outstanding Purchaser Indemnity Claims identified in the Withholding Notice, or a copy of a Final Judgment with respect to such Purchaser Indemnity Claims. As soon as practicable following the receipt of such agreement or Final Judgment, Escrow Agent shall transfer to the Purchaser the number of Payoff Shares specified in such agreement or Final Judgment and, unless there are any additional unresolved Purchaser Indemnity Claims outstanding that were identified in the Withholding Notice, shall distribute to the Shareholders any remaining Escrow Deposit.

         2.9 Reservation of the Shareholders' Rights. The rights of the Purchaser to receive disbursements from the Escrow Account in respect of Purchaser Indemnity Claims shall be without prejudice to any other rights the Purchaser may have, under the Exchange Agreement or otherwise, to seek indemnity for Purchaser Indemnity Claims.

         2.10 Reporting. The parties hereto shall, for federal income tax purposes and, to the extent permitted by applicable law, state and local tax purposes, report consistent with the Shareholders as the owners of the Escrowed Shares and the Shareholders shall furnish any required tax forms consistent with the foregoing.

         2.11 Voting and Dispositive Authority. The Shareholders shall retain full voting authority with respect to the Escrowed Shares. The Shareholders shall not dispose of the Escrowed Shares until the time such shares have been returned to them by Escrow Agent in accordance with this Agreement.

Section 3 ESCROW AGENT

         3.1 Duties. The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement and shall be limited to the performance of such duties and obligations as are specifically set forth in this Agreement, as it may be amended from time to time with the Escrow Agent's written consent.

         3.2 Reliance. In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document or instrument reasonably believed by it to be genuine and signed by Purchaser or the Shareholders. The Escrow Agent may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

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         3.3 Liability. The Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder in good faith, except in the case of its bad faith, gross negligence or willful misconduct. The Escrow Agent shall be entitled to consult with counsel of its choosing (including internal counsel) and shall not be liable for any act suffered or omitted by it in good faith in accordance with the advice of such counsel.

         3.4 Disputes. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, or shall receive instructions from any party hereto with respect to the Escrow Deposit which, in its opinion, are in conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action until such time as there has been a final determination of the rights of Purchaser and the Shareholders with respect to the Escrow Deposit (or relevant portion thereof). For purposes of this Section 3.4, there shall be deemed to have been a final determination of the rights of Purchaser and the Shareholders with respect to the Escrowed Shares (or relevant portion thereof) at such time as Escrow Agent shall receive (i) an executed counterpart of an agreement between the Majority Shareholders and Purchaser or (ii) a copy of a Final Judgment which provides for the disposition of the Escrow Deposit (or relevant portion thereof).

         3.5 Resignation. The Escrow Agent may resign at any time and be discharged of the duties imposed hereunder (but without prejudice for any liability in the case of its bad faith, gross negligence or willful misconduct hereunder) by giving notice to the Majority Shareholders and Purchaser at least sixty (60) business days prior to the date specified for such resignation to take effect, in which case, upon the effective date of such resignation:

                  (a) any property then held by the Escrow Agent hereunder shall be delivered by it to such person as may be designated in writing by Purchaser and the Majority Shareholders, whereupon the Escrow Agent's obligations hereunder shall cease and terminate;

                  (b) if no such person has been designated by such date, all obligations of the Escrow Agent hereunder shall, nevertheless, cease and terminate, subject to clause (c) below; and

                  (c) the Escrow Agent's sole responsibility thereafter shall be to keep all property then held by it (and to make the investments as hereinbefore provided) and to deliver the same to the successor escrow agent designated in writing by Purchaser and the Majority Shareholders or, if no such successor escrow agent shall have been so designated, in accordance with the directions of a Final Judgment, and the provisions of Section 3.7 and Section
3.8 shall remain in effect.

         3.6 Removal of Escrow Agent. Purchaser and the Majority Shareholders may, upon at least thirty (30) business days prior written notice to the Escrow Agent, dismiss the Escrow Agent hereunder and appoint a successor. In such event, the Escrow Agent shall promptly account for and deliver to the successor escrow agent named in such notice the balance of the Escrow Deposit, including all investments thereof and accrued income thereon, on the date of such accounting and delivery. Upon acceptance thereof and of such accounting by such successor escrow agent, and upon reimbursement to the Escrow Agent of all expenses due to it hereunder through the date of such accounting and delivery, the Escrow Agent shall be released and discharged from all of its duties and

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obligations hereunder, but without prejudice to any liability of the Escrow
Agent for its bad faith, gross negligence or willful misconduct hereunder.

         3.7 Indemnification. Each of Purchaser and the Shareholders shall jointly indemnify and hold the Escrow Agent harmless against any loss, liability, claim, damage, injury, demand or expense, including reasonable legal fees, arising out of or in connection with the performance of the Escrow Agent's obligations hereunder, including the costs and expenses incurred in connection with the collection of its fees and including the costs and expenses of defending itself against any claim or liability arising out of or in connection with the performance of its duties hereunder, except for any loss, liability, claim, damage, injury, demand or expense resulting from the Escrow Agent's bad faith, gross negligence or willful misconduct; provided, however, that promptly after the receipt by the Escrow Agent of notice of any claim or the commencement of any suit, action or proceeding, the Escrow Agent shall, if a claim of indemnification in respect thereof is to be made against any of the other parties hereto, notify such other parties thereof in writing; and provided, further, that the indemnifying party or parties shall be entitled, jointly or severally and at their own expense, to participate in or assume the defense of any such action, suit or proceeding. The right of the Escrow Agent (or any successor escrow agent appointed hereunder) to indemnification under this
Section 3.7 shall survive the termination of this Agreement.

         3.8 Sommer & Schneider LLP.

                  (a) Each party acknowledges that Sommer & Schneider LLP has acted as legal counsel to and representative of Purchaser and its affiliates in the past and is presently doing so (including, without limitation, in connection with the Exchange Agreement and other related transactions), and agrees that such counsel and representation do not and will not constitute a grounds for disqualifying Sommer & Schneider LLP from acting as Escrow Agent hereunder, and that Sommer & Schneider LLP may continue to so act as legal counsel to and representative to Purchaser and its affiliates in the future in connection with those and all other matters.

                  (b) Notwithstanding anything to contrary contained herein, it is expressly understood by the parties hereto that the Escrow Agent, in that capacity, at any time that it is required or permitted to seek legal counsel under this Agreement, may seek such legal counsel from Sommer & Schneider LLP, and that the Purchaser and the Shareholders will be jointly liable to Sommer & Schneider LLP for any services performed and billed to the Escrow Agent by Sommer & Schneider LLP at its customary hourly rates and all of Sommer & Schneider LLP's disbursements in connection with the provision of such services.

Section 4 MISCELLANEOUS

         4.1 Term. This Agreement shall continue in force until the final distribution of all amounts held by the Escrow Agent in the Escrow Deposit.

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         4.2 Notices. All notices and other communications hereunder shall be given in writing and delivered personally, by registered or certified mail (postage prepaid, return receipt requested), by overnight courier (postage prepaid), facsimile transmission or similar means, to the party to receive such notices or communications at the address set forth below (or such other address as shall from time to time be designated by such party to the other parties in accordance with this Section 5.2):

                           If to the Shareholders:

                           L. David Tomei
                           3018 California Street
                           San Francisco, CA  94115

                           Samuil Umansky
                           6034 Monterey Avenue
                           Richmond, CA  94805

                           Hovsep S. Melkonyan
                           950 Evelyn Avenue
                           Albany, CA  94706

                           Anatoly V. Lichtenstein
                           32 Kashirskoe shosse, Bldg 3, Apt. 229
                           Moscow, Russia  115522

                           Kathryn P. Wilke
                           769 Horizon Drive
                           Martinez, CA  94553


                           If to Purchaser, addressed:

                           Used Kar Parts, Inc.
                           3 West 57th Street
                           New York, NY 10019
                           Attention:  President
                           Telephone No.:  (646) 442-4985

                           With a copy to:

                           Sommer & Schneider LLP
                           595 Stewart Avenue, Suite 710
                           Garden City, NY  11530
                           Attention:  Herbert H. Sommer
                           Telecopier No.:  (516) 228-8181
                           Telephone No.:  (516) 228-8211

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                           If to the Escrow Agent:

                           Sommer & Schneider LLP
                           595 Stewart Avenue, Suite 710
                           Garden City, NY  11530
                           Attention:  Herbert H. Sommer
                           Telecopier No.:  (516) 228-8181
                           Telephone No.:  (516) 228-8211

All such notices and communications hereunder shall be deemed given when received, as evidenced by the signed acknowledgment of receipt of the person to whom such notice or communication shall have been personally delivered, the acknowledgment of receipt returned to the sender by the applicable postal authorities or the confirmation of delivery rendered by the applicable overnight courier service. A copy of any notice or other communication given by any party to any other party hereto, with reference to this Agreement, shall be given at the same time to the other parties to this Agreement.

         4.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors and assigns. Neither this Agreement nor any rights, duties or obligations hereunder shall be assigned by any party hereto without the prior written consent of the parties hereto.

         4.4 Attorney-in-Fact. The parties hereby agree that any of the documents comprising Escrow Deposits as are undated or incomplete shall, if necessary when and if released from escrow hereunder, be dated as of the date of such release and delivery and/or completed by the Escrow Agent, and each of the parties hereto hereby appoints the Escrow Agent as its attorney-in-fact for the purpose of dating and completing such documents.


                            [SIGNATURE PAGE FOLLOWS]

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         IN WlTNESS WHEREOF, the parties hereto have executed this Shareholder
Escrow Agreement as of the date first above set forth.


"Purchaser:"                                      Used Kar Parts, Inc.,
                                                  a Florida Corporation

                                                  By:  /s/ Christoph Bruening
                                                     ---------------------------
                                                  Its:  President


"SHAREHOLDERS:"                                   /s/ L. David Tomei
                                                  ---------------------------
                                                  L. David Tomei


                                                  /s/ Samuil Umansky
                                                  ---------------------------
                                                  Samuil Umansky


                                                  /s/ Hovsep S. Melkonyan
                                                  ---------------------------
                                                  Hovsep S. Melkonyan


                                                  /s/ Anatoly V. Lichtenstein
                                                  ---------------------------
                                                  Anatoly V. Lichtenstein


                                                  /s/ Kathryn P. Wilke
                                                  ---------------------------
                                                  Kathryn P. Wilke


"ESCROW AGENT:"                                   Sommer & Schneider LLP

                                                  By: /s/ Herbert H. Sommer
                                                     ---------------------------
                                                     Herbert H. Sommer, Partner

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                                   Schedule A



                              List of Shareholders





                                    PURCHASER                    ESCROWED
SHAREHOLDERS                          SHARES                      SHARES
------------                          ------                      ------

L. David Tomei                       938,360                     124,671


Samuil Umansky                       885,809                     117,689


Hovsep S. Melkonyan                  348,803                      46,342


Anatoly V. Lichtenstein               66,689                       8,861


Kathryn P. Wilke                      18,340                       2,437


Totals                              2,258,001                    300,000

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